Exhibit 99.1

November 4, 2009

Dear Shareholders,

BankGreenville Financial Corporation and its subsidiary, BankGreenville, reported net income of $8 thousand for the quarter ended September 30, 2009 compared to net income of $5 thousand for the same period in 2008, and compared to a net loss of $176 thousand for the second quarter of 2009.  Net loss for the nine months ended September 30, 2009 was $140 thousand compared to a net loss of $81 thousand for the same period in 2008. Our performance during 2009 has been impacted by the increase in our loan loss provision due to continued loan portfolio challenges facing the banking industry as well as increases in the FDIC insurance assessments associated with the overall banking environment.

Total assets were $102.2 million at September 30, 2009, an increase of $19.6 million, or 24%, over total assets of $82.6 million at December 31, 2008, and an increase of $22.6 million, or 28%, over assets of $79.6 million at September 30, 2008.  Book value per common share was $9.06 at September 30, 2009.

Our continued focus in 2009 is on capital, liquidity and asset quality.  Our capital levels are strong with total risk-based capital of 15.6% significantly above the “well capitalized” regulatory requirement and a strong equity to assets ratio of 10.47%. Our capital has increased $1.1 million since December 31, 2008 due to our participation in the Treasury’s Capital Purchase Program.

Liquidity levels and funding sources have improved during the first nine months of 2009.  Our liquid assets, consisting of cash and federal funds sold represented 12% of our total assets at September 30, 2009. Our un-pledged investment securities portfolio represented an additional 17% of total assets. Reliance on non-core funding has decreased as our percentage of brokered deposits declined from 33% at December 31, 2008 to 28% of total deposits at September 30, 2009. We expect a continued decrease in this percentage during the fourth quarter of 2009. We are grateful to the Greenville community for our strong growth in local core deposits in 2009.  During the first nine months of 2009, our deposits increased $20.7 million, or 36%, and totaled $78.4 million at September 30, 2009 compared to $57.7 million at December 31, 2008.

Our non-performing assets totaled $4.5 million at September 30 2009 and consisted of $2.4 million in non-accrual loans and $2.1 million in other real estate owned.  The percentage of non-performing assets to total assets increased from 1.48% at December 31, 2008 to 4.38% at September 30, 2009. The net increase in non-performing assets represents loans placed on non-accrual status during the third quarter.  We had no charge-offs in the third quarter of 2009.  During the first nine months in 2009, we expensed $428 thousand to the loan loss provision compared to $183 thousand for the nine months ended September 30, 2008, and our allowance for loan losses increased to $842 thousand at September 30, 2009, or 1.41% of outstanding loans.  Gross loans were $59.7 million at September 30, 2009, compared to $54.7 million at December 31, 2008.  Asset quality remains a major emphasis of BankGreenville as we strive to reduce the level of non-performers and position our bank for the future.

Thank you for your continued support of BankGreenville.  We are looking ahead to less challenging times for the banking industry and the market in general.

Sincerely,

Russel T. Williams

President & CEO

Financial Highlights

($ in millions)

FORWARD LOOKING STATEMENTS

Certain statements in this shareholder letter contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective.  Such forward-looking statements include but are not limited to (1) statements regarding potential future economic recovery, (2)  statements with respect to our plans, objectives, expectations and intentions and other statements that are not historical facts, and (3) other statements identified by words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” and “projects,” as well as similar expressions.  Such statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.  Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate.  Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized.  The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) competitive pressures among depository and other financial institutions may increase significantly and have an effect on pricing, spending, third-party relationships and revenues; (2) the strength of the United States economy in general and the strength of the local economies in which we conduct operations may be different than expected resulting in, among other things, a deterioration in the credit quality or a reduced demand for credit, including the resultant effect on the company’s loan portfolio and allowance for loan losses; (3) the rate of delinquencies and amounts of charge-offs, the level of allowance for loan loss, the rates of loan growth, or adverse changes in asset quality in our loan portfolio, which may result in increased credit risk-related losses and expenses; (4) changes in the U.S. legal and regulatory framework; and (5) adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) could have a negative impact on the company.  Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found in our reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov).  All subsequent written and oral forward-looking statements concerning the company or any person acting on its behalf are expressly qualified in its entirety by the cautionary statements above.  We do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.